Exhibit 14.1

VARIFLEX, INC.

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

This Code of Ethics for Senior Financial Officers has been adopted by the Board of Directors (the “Board”) of Variflex, Inc. (the “Company”). The honesty, integrity, sound judgment and professional and ethical conduct of our Senior Financial Officers is fundamental to the reputation, functioning and success of the Company.

Accordingly, the Board has adopted this Code of Ethics as a set of guidelines pursuant to which our Senior Financial Officers should perform their duties. For the purposes of this Code, Senior Financial Officers mean the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer (if such position is filled by someone other than the Chief Financial Officer) and any person who performs a similar function. The specific executives who are subject to this Code from time to time will be designated by, and informed of such designation, by the Board.

In carrying our their duties, each Senior Financial Officer must:

•	Act with honesty and integrity, including the ethical handling of any actual or apparent conflict of interest between his or her personal and professional relationships;

•	Promote full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Encourage and reward professional integrity in all aspects of our financial organization and eliminate barriers to responsible behavior, such as coercion, fear of reprisal or alienation from the financial organization of the Company;

•	Provide for the education of all members of the finance organization about federal, state and local laws, rules and regulations relevant to the performance of their duties;

•	Comply and take all reasonable actions to cause the Company to comply with applicable governmental laws, rules, and regulations;

•	Promptly report violations of this Code, including any violations of governmental laws, rules or regulations to the Audit Committee; and

•	Promote ethical and honest behavior in the workplace.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee, which shall have the sole and absolute discretionary authority to approve any such waiver. Any waiver and the grounds for such waiver for a Senior Financial Officer shall be promptly disclosed through a filing on Form 8-K or by any other means approved by the Securities and Exchange Commission.

This Code is a statement of certain fundamental principles, policies and guidelines that govern the Company’s Senior Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.

ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics for Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in this Code of Ethics. I understand that I have an obligation to report to the Audit Committee any violations of this Code of Ethics.

Signature

Name

Date